Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.’s 333-112018, 333-136249 and 333-147929) and Form S-8 (No.’s 333-34230, 333-147572, 333-159850, 333-168945, 333-194590, 333-219573, 333-224059, 333-229495, 333-234676, 333-245808, 333-258578, 333-261121, 333-264897, 333-275611, 333-277807, 333-280358, 333-283851 and 333-289765) of LivePerson, Inc. (the “Company”) of our reports dated March 13, 2026, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.
/s/ BDO USA, P.C.

New York, New York
March 13, 2026